EX-99. – (d)(10)

AMENDMENT No. 1 TO SUB-ADVISORY AGREEMENT

This Amendment, dated as of September 1, 2005 is entered into between the Mercantile Capital Advisors, Inc. a Maryland corporation (the “Adviser”), and Delaware Management Company, a series of Delaware Management Business Trust (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of October 10, 2003 (the “Sub-Advisory Agreement”) under which the Sub-Adviser provides investment advisory services to the Capital Opportunities Fund, a series of Mercantile Funds, Inc.;

WHEREAS, the Adviser and Sub-Adviser mutually desire to revise the fee paid by the Adviser to the Sub-Adviser as set forth in Section 8 of the Sub-Advisory Agreement and described in Schedule A thereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Sub-Advisory Agreement and herein, the parties hereto agree to replace Schedule A of the Sub-Advisory Agreement with the attached Schedule A.

Schedule A of the Sub-Advisory Agreement is hereby replaced with the attached Schedule A. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

DELAWARE MANAGEMENT COMPANY,

a series of Delaware Management Business Trust

By: /s/Patrick P. Coyne

Name: Patrick P. Coyne

Title: Executive VP/Managing Director Chief Investment Officer/Equity

Mercantile Capital Advisors, Inc.

By: /s/Kevin A. McCreadie

Name: Kevin A. McCreadie

Title: President

Schedule A

To the Sub-Advisory Agreement

between Mercantile-Safe Deposit & Trust Company

and Delaware Management Company

For the services provided _________calculated at the annual rate below:

Name of Fund	Compensation/Amount Rate
Capital Opportunities Fund	Up to $100 million of total assets	0.70%
	Greater than $100 million and up to $250 million	0.60%
	Greater than $250 million and up to $500 million	0.50%
	Greater than $500 million	0.45%